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                                                                     EXHIBIT 2.3

                  AMENDMENT NO. 2 TO THE TRANSACTION AGREEMENT

      THIS AMENDMENT NO. 2 ("Amendment No. 2") to the Transaction Agreement dated as of May 28, 1999 and amended by Amendment No. 1 thereto dated July 15, 1999 (as amended, the "Agreement") by and among Heilig-Meyers Associates, Inc., a Virginia corporation and a wholly-owned subsidiary of Heilig-Meyers Company ("Oldco"), HEILIG-MEYERS COMPANY, a Virginia corporation ("Seller") and MD Acquisition Corporation, a Virginia corporation ("Buyer") is entered into as of July 29, 1999.

      The parties desire to amend the Agreement and hereby agree as follows:

      1. Section 1.1(b)(ii) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

            "(ii) the aggregate of the Oldco Shares (representing all of the issued and outstanding capital stock of Oldco immediately prior to the Effective Time) shall, at the Effective Time, be converted into the right to receive (A) that number of fully paid and nonassessable shares of Surviving Corporation Common Stock such that, immediately following the Effective Time, Seller will own 7% of each class of the issued and outstanding Surviving Corporation Common Stock; (B) $204,212,700 cash, subject to a working capital adjustment as provided in Section 1.2; (C) junior subordinated notes in the principal amount of $7.5 million (the "Junior Subordinated Notes"), in the form attached hereto as Exhibit B; and (D) junior subordinated notes in the principal amount of $10 million (the "10% Junior Subordinated Notes"), in the form attached as Exhibit B, except that the interest rate in Section 2 thereof shall be ten percent (10%) per annum, ((A), (B), (C), and (D) are collectively referred to in this Agreement as, the "Merger Consideration")."

      2. Exhibit A to the Agreement is deleted in its entirety and Exhibit A attached hereto is inserted in lieu thereof.

      3. Section 1.2(f) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

            "(f) At or before submission to Seller of the Preliminary Working Capital Statement, Buyer shall submit to Seller a schedule setting forth any indebtedness, including capital lease obligations, of the Companies not included on the Preliminary Working Capital Statement (the "Closing Debt"). Subject to the same dispute resolution mechanisms set forth in Sections 1.2(b) through (d) above, Seller shall promptly remit to
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      Buyer funds in an amount equal to the Closing Debt less the amount deducted from cash on hand at the Closing pursuant to Section 3.7."

      4. Section 2.1(c) of the Agreement is deleted in its entirely and the following inserted in lieu thereof:

      (c) Capitalization of the Company; Validity of Shares. The authorized capital of Mattress Discounters consists solely of 3,000 shares of common stock, $.01 par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of TJB consists solely of 5,000 shares of common stock, no par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of Bedding Experts consists solely of 1,000 shares of common stock, no par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of the subsidiary described on Schedule 2.1(r) consists solely of the shares set forth thereon and all the outstanding shares of such subsidiaries set forth thereon are validly issued and outstanding, fully paid and nonassessable and are owned beneficially and of record by Mattress Discounters. The authorized capital of Oldco consists solely of 5,000 shares of common stock, $1.00 par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. Seller owns the Shares and the Oldco Shares beneficially and of record. The Shares constitute all of the outstanding shares of capital stock of the Companies. The Oldco Shares constitute all of the outstanding shares of capital stock of Oldco. Seller has good title to the Oldco Shares and the Shares, free and clear of encumbrances and upon the transfer of the Shares to Oldco pursuant to this Agreement Oldco will have good title to the Shares, free and clear of encumbrances. None of the Companies or Oldco have any commitment to issue or sell any shares of their capital stock or any securities or obligations convertible into or exchangeable for, or giving any person or entity any right to acquire from them, any shares of their capital stock and no such securities or obligations are issued or outstanding. The Shares and the Oldco Shares have been offered, issued and sold in compliance with all applicable laws. Seller has full voting power over the Shares and the Oldco Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the Shares. Other than this Agreement, there is no agreement between Seller and any Person with respect to the disposition of the Shares or the Oldco Shares or otherwise relating to the Shares or the Oldco Shares."

      5. Section 3.4(a) of the Agreement is amended by adding the following at the end thereof:

            "Seller acknowledges that the provisions of this Section 3.4 shall equally apply to


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      warrants to acquire Surviving Corporation Common Stock attached to the
      Senior Sub Notes. In the event senior notes of Mattress Discounters are offered in lieu of senior subordinated notes of Mattress Discounters, all references to "Senior Sub Notes" shall be deemed to be reference to senior notes of Mattress Discounters."

      6. The Agreement is amended by adding the following new section after
Section 3.6:

            "Section 3.7 Cash on Hand at Closing. Notwithstanding anything contained in the Transaction Agreement to the contrary, the Companies' cash on hand at the Closing less $543,750 (representing the Closing Debt estimated as of the Closing) and less book overdrafts as of the Closing shall be distributed as follows (provided, however, that cash in store accounts and cash in transit and not available for immediate payment as of the Closing shall be paid to Seller within 15 days of the Closing): (i) the first $250,000 thereof shall be paid to Seller in satisfaction of accrued return allowances and rebates for mattress sold to Seller or its affiliates and (ii) the remainder as a dividend.

      7. Section 4.1(k) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

            (k) All intercompany accounts payable and receivable between the Seller, on the one hand, and the Companies, on the other, including (other than accrued return allowances and rebates for mattresses sold to Seller or its affiliates paid pursuant to Section 3.7) intercompany Taxes payable, will be deemed settled by the Seller and contributed to the capital of the applicable Company, except that the intercompany trade receivables of the Companies from the Seller for sales of mattresses, box springs and foundations manufactured by the Companies and accrued return allowances and rebates related thereto in excess of $250,000 shall be paid in cash after the Closing Date in accordance with the terms of the Mattress Supply Agreement, which is attached hereto as Exhibit D.

      8. Section 5.3(b) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

            "(b) the Junior Subordinated Notes and the 10% Junior Subordinated Notes."

      9. Section 8.1 of the Agreement is amended by adding the following new subsection at the end thereof:

      "(c) After the Closing, Seller shall pay to Employees who were participating in Seller's Annual Performance Based Bonus Plan immediately prior to the Closing the bonuses to which such Employees would be entitled to receive as if the Closing occurred at the end of Seller's current fiscal year, based on performance through July 1999 and based on performance through July 1999 and pro rated for the portion of


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      Seller's current fiscal year through July 1999."

      10. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

      11. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

      12. This Amendment shall be governed by and construed in accordance with its laws of the Commonwealth of Virginia without regard to the conflict of laws rules thereof.

      13. This Amendment shall be effective, as of July 29, 1999, upon receipt by Seller of all necessary consents of its lenders under its credit facilities.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        Buyer:

                                        MD Acquisition Corporation,
                                        a Virginia corporation

                                        By:/s/ Michael A. Krupka
                                           _____________________________________
                                        Title: Vice President


                                        Oldco:

                                        Heilig-Meyers Associates, Inc.
                                        a Virginia corporation

                                        By: R. B. Goodman
                                           _____________________________________
                                        Roy B. Goodman
                                        Executive Vice President


                                        Seller:

                                        Heilig-Meyers Company,
                                        a Virginia corporation


                                        By: R. B. Goodman
                                           _____________________________________
                                        Roy B. Goodman
                                        Executive Vice President


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